EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NAVIGANT CONSULTING, INC.

Navigant Consulting, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. That this Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on May 22, 2012 (the “Restated Certificate of Incorporation”).

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

3. That Article V of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than five (5) or more than twelve (12) directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. Each director elected to the board of directors prior to the commencement of the 2013 annual meeting of stockholders shall serve the remainder of the term for which such director was elected (or, in the case of a director appointed to fill the vacancy in the term of any such director, the remainder of the term of his or her predecessor), such that each director elected at the 2010 annual meeting (or any director elected to fill a vacancy caused by the death, resignation, removal or disqualification of any such director) shall serve until such director’s term expires at the annual meeting scheduled for 2013, each director elected at the 2011 annual meeting (or any director elected to fill a vacancy caused by the death, resignation, removal or disqualification of such director) shall serve until such director’s term expires at the annual meeting scheduled for 2014, and each director elected at the 2012 annual meeting (or any director elected to fill a vacancy caused by the death, resignation, removal or disqualification of any such director) shall expire at the annual meeting scheduled for 2015. Commencing with the annual meeting scheduled for 2013, at each annual meeting of stockholders, directors whose terms expire at that annual meeting shall be elected for a one-year term. In no case will a decrease in the number of directors shorten the term of any incumbent director even though such decrease may result in an inequality of the classes until the expiration of such term. Each director shall hold office until his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Except as required by law or the provisions of this Restated Certificate of Incorporation, all vacancies on the Board of Directors and newly created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of this Restated Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article V.

4. That an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

5. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6. That all other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 15th day of May, 2014.

By:	/s/ Monica M. Weed
Name:	Monica M. Weed
Title:	Executive Vice President, Secretary and General Counsel